                                                                      Exhibit 11


                            CALCULATION OF EARNINGS
                           PER SHARE OF COMMON STOCK
                            (In thousands of shares)


                                                           Thirteen Weeks Ended                         Thirty-nine Weeks Ended
                                                      -------------------------------             --------------------------------
                                                       Sep. 28,              Sep. 29,               Sep. 28,             Sep. 29,
                                                         1997                  1996                   1997                 1996
                                                      ---------             ---------              ---------             ---------
Number of shares of
Class A and Class B
stock outstanding
at beginning of
period                                                  10,715                 10,963                 10,910               11,005

Issuance of shares of
Class B common stock
(weighted), net of
forfeiture of restricted stock awards                      --                      1                     19                    2

Repurchase of Class B
common stock (weighted)                                    (7)                    (7)                  (163)                 (32)

Unexercised stock option
equivalent shares computed under the
"treasury stock method"                                     35                     18                     28                   15
                                                       -------                -------               --------             --------

Shares used in the
computation of primary
earnings per common share                               10,743                 10,975                 10,794               10,990

Adjustment to reflect fully
dilution computation (1)                                    --                     --                     --                   --

                                                        10,743                 10,975                 10,794               10,990
                                                       -------                -------               --------             --------

Net income available for
common shares                                         $ 71,312               $ 54,913              $ 189,646            $ 154,871
                                                       -------                -------               --------             --------

Primary earnings per common
share                                                 $   6.64               $   5.00              $   17.57            $   14.09
                                                       -------                -------               --------             --------

Fully diluted earnings
per common share (1)                                  $   6.64               $   5.00              $   17.57            $   14.09
                                                       -------                -------               --------             --------


(1) This computation is submitted although it is not required by Accounting Principles Board Opinion No. 15 since it results in dilution of less than 3 percent.